WARNING: IT IS RECOMMENDED THAT THE WITHIN SHOULD NOT BE COMPLETED WITHOUT PRIOR LEGAL ADVICE

Law Society of Ireland

GENERAL CONDITIONS OF SALE
2019 EDITION

PARTICULARS
and
CONDITIONS OF SALE
of
BISHOP'S SQUARE,
BISHOP'S STREET / KEVIN STREET LOWER, DUBLIN 2

SALE BY PRIVATE TREATY

Vendor: Hines GREIT II Ireland Fund ICAV (for and on behalf of its sub-fund Hines GREIT II Bishop Fund)
Vendor's Solicitor: William Fry
Address: 2 Grand Canal
Dublin 2
Reference: 023311.0009.LAMCC

Law Society General Conditions of Sale
2019 Edition
© Law Society of Ireland

MEMORANDUM OF AGREEMENT made April, 20 2020
BETWEEN
HINES GREIT II IRELAND FUND ICAV for and on behalf of its sub-fund Hines GREIT II Bishop Fund having its registered office at Georges Court, 54-62 Townsend Street, Dublin 2
Tax number:  3329474LH
(VENDOR)

AND
SAINT PATRICK SARL having its principal office at 15, boulevard FW Raiffeisen, L-2411 Luxembourg
(PURCHASER)
whereby it is agreed that the Vendor shall sell and the Purchaser shall purchase in accordance with the annexed Special and General Conditions of Sale the property described in the within Particulars at the Purchase Price mentioned below

Purchase Price € 181,629,340 Closing Date: the date of this Agreement less deposit € 18,162,934 Interest Rate: 8 per cent per annum Balance € 163,466,406

SIGNED	/s/ Brian Moran	SIGNED	/s/ Laura Prinz /s/ Beate Klaus
	Brian Moran		Laura Prinz Beate Klaus
	(Vendor)		(Purchaser)
Witness	Diane Courtney	Witness	Benjamin Schäfer
Occupation	Solicitor	Occupation	Musician
Address	2 Grand Canal Sq D2	Address	Fleischstr. 77, Trier, Germany

PARTICULARS AND TENURE
ALL THAT AND THOSE the multi-storey building at Bishop Street and Kevin Street Lower in the City of Dublin known as “Bishop’s Square” being all the lands and buildings comprised in Folio 206152F County Dublin HELD in fee simple
SUBJECT TO the Leases and Car Space Licences at the current rent levels listed below (the "Occupational Leases") and the ESB Sub-Lease.

Occupational Leases

Floor(s)	Date of Lease	Parties	Term	Current Rent
Ground (Retail)	23 October 2015	(1) The Vendor (2) Earces Limited t/a Starbucks	20 years from 26 August 2015	€60,000
Ground (Office)	7 September 2001 and Deed of Variation dated 10 March 2014	(1) Belltrap Limited (2) The Commissioners of Public Works in Ireland	20 years from 18 January 2002 and additional term expiring on 3 January 2028	1,023,559
First	7 September 2001 and Deed of Variation dated 10 March 2014	(1) Belltrap Limited (2) The Commissioners of Public Works in Ireland	20 years from 4 January 2002 and additional term expiring on 3 January 2028	1,368,195
Second	7 September 2001 and Deed of Variation dated 10 March 2014	(1) Belltrap Limited (2) The Commissioners of Public Works in Ireland	20 years from 4 January 2002 and additional term expiring on 3 January 2028	1,395,838
Third	13 June 2014	(1) Violet Yarrow Real Estate (Dublin) Limited (2) International Financial Data Services (Ireland) Limited (3) International Financial Data Services Limited	10 years from 13 June 2014	1,108,284.00
Fourth (part)	15 October 2018	(1) Belltrap Limited (2) Tourism Ireland Limited	20 years from 15 October 2018	€583,655 24 months' rent free from 15 October 2018
Fourth (part), Fifth and Sixth	30 May 2019	(1) The Vendor and (2) The Commissioner of Public Works in Ireland	20 years from 30 May 2019	€2,420,442 15 months' rent free commencing 3 months from 30 May 2019

Car Space Licence

Date of Licence	Parties	Spaces	Licence Fee
13 June 2014	(1) Violet Yarrow Real Estate (Dublin) Limited (2) International Financial Data Services (Ireland) Limited (3) International Financial Data Services Limited	8	€24,000

ESB Sub Station Lease

ESB Sub Station	7 September 2001	(1) Belltrap Limited (2) Electricity Supply Board	100 years from 7 September 2001 (Registered on Folio DN99067L)

DOCUMENTS SCHEDULE
1.TITLE
1.1. Land Registry Certified copy folio and filed plan Folio 206152F County Dublin
1.2. Land Registry Certified copy folio and filed plan Folio 99067L County Dublin
1.3. Certified Copy Wayleave Agreement dated 12 December 2013 between (1) BT Communications Ireland Limited and (2) Violet Yarrow Real Estate (Ireland) Limited
1.4. Draft Party Wall Agreement (unexecuted)
2.PLANNING DOCUMENTATION
2.1. Copy Commencement Notice dated the 23 February 1999
2.2. Certified Copy Notification of Grant of Permission Reference 1170/99
2.3. Certified Copy Notification of Grant of Permission Reference 2933/99
2.4. Copy Grant of Planning Permission Decision Order No: P3028, dated 4 August 1999
2.5. Copy Grant of Approval Decision Order No: P5842 dated 7 January 2000
2.6. Copy letter from Dublin Corporation – Acknowledgement of receipt of Commencement Notice (Letter dated 28 February 2000)
2.7. Copy Fire Safety Certificate Register Reference 99/1773 dated the 12 June 2000
2.8. Original Letter from Dublin Corporation re Planning Permission Reference: 1170/99, dated 19 December 2000
2.9. Certified Copy Fire Safety Certificate Register Reference No: 01/1160, dated 18 April 2001
2.10. Copy Fire Safety Certificate Register Reference No: 01/1650, dated 1 November 2001
2.11. Copy opinions on Compliance with the Building Regulations Design & Build Mechanical Installation dated 8 January 2002
2.12. Copy Letter from Update Technology Electrical Engineering Contractors to Ashlin Colman Heelan Architects dated 14 January 2002
2.13. Copy Letter from Michael McNamara & Company to Ashlin Colman Heelan & Partners dated 31 January 2002
2.14. Copy Building Services Chartered Engineer's Opinion on Compliance with the Building Regulations dated 4 February 2002
2.15. Original Opinion on Compliance with Planning Permission (Shell and Core) Gerry Ryan, Architect, Ashlin Coleman Heelan, Architects dated the 11 February 2002
2.16. Copy Opinion on Compliance with Building Regulations Ashlin Coleman Heelan Architects in relation to the fit-out of part of the Ground Floor, First Floor and Second Floor dated 11 February 2002

2.17. Copy Architect's Opinion on Compliance of Lorcan Lyons & Associates dated 22 March 2002 in respect of Third Floor fit-out
2.18. Copy Certificate of Compliance (Part B of Regulations) dated 5 April 2002
2.19. Original Opinion on Compliance with Building Regulations (Shell and Core) Gerry Ryan, Architect, Ashlin Coleman Heelan Architects, dated 18 April 2002
2.20. Copy letter from Ashlin Coleman Heelan Architects to Thomas Garland & Partners dated 26 November 2002
2.21. Copy Letter from McAllister Devereux Keating dated 27 November 2002
2.22. Original Supplemental Confirmation of Ashlin Coleman Heelan Architects re: inspection of "the relevant documents" dated 2 December 2002
2.23. Certified copy letter Ashlin Coleman Heelan Architects re: Commencement Notice not being required for fit-out works dated 2 December 2002
2.24. Copy Opinion on Compliance O'Connor Sutton Cronin dated 9 January 2002, amended and reissued 3rd December 2002
2.25. Copy fax FESP re: fit-out works to Third Floor obviating requirement for Commencement Notice dated 3 December 2002
2.26. Copy Opinion on Compliance with the Building Regulations Design & Build Mechanical Installation dated 3 December 2002
2.27. Copy Certificate of Practical Completion dated 30 July 2014 for remedial works
2.28. Copy Building Energy Rating Certificate and Advisory Report dated 28 November 2012
2.29. Copy Building Energy Rating Certificate and Advisory Report dated 21 March 2019
2.30. Original Assignment of Letter of Appointment between (1) Violet Yarrow Real Estate (Dublin) Limited, (2) Hines Greit II Ireland Fund PLC and (3) H J Lyons (Architects) Limited
2.31. Copy Violet Yarrow Real Estate (Dublin) Limited Terms of Contract dated 25 April 2013
2.32. Copy decision An Bord Pleanála reference 54.RL.2940
2.33. Copy Planning Permission Register Reference 1562/07
2.34. Copy Planning Permission Register Reference 6353/07
2.35. Copy Notification of Decision to Grant Planning Permission Register Reference 4074/15
2.36. Copy decision An Bord Pleanála Reference Number PL 29S.246188
2.37. Copy Notification of Grant of Permission Reference 2637/19
2.38. Copy Letter from Dublin City Council confirming compliance with Special Condition 5 and 10 of ABP Plan No. 4074/15 dated 6 February 2019

2.39. Copy letter from Dublin Fire Brigade to Michael Slattery Associates enclosing Fire Safety Certificate No.: FSC1435/17 dated 14 March 2017
2.40. Copy Opinion on Compliance with Planning Permission 4074.15 dated 12 October 2018
2.41. Original Architects Opinion(s) on Compliance with Planning Permission regarding Extension dated 24 July 2019
2.42. Original Architects Opinion(s) on Compliance with Building Regulations regarding Extension dated 23 August 2019
2.43. Copy letter dated 4 June 2019 from Dublin City Council confirming compliance with payment of financial contribution.
2.44. Copy Development Contributions Letter dated 10 August 2016 in relation to Planning Application No: 4074/15.
2.45. Copy Disability Access Certificate DAC/2017/0177
2.46. Copy Disability Access Certificate DAC/2018/0453
2.47. Copy Notification of Grant of Permission Reference 1562/07
2.48. Copy Notification of Grant of Permission Reference 6353/07
2.49. Copy Notification of Grant of Permission Reference 2421/14
2.50. Building Survey Report of Malcolm Hollis Architects dated 28 May 2019 (the “Survey Report”)
2.51. Area Referencing Report of Malcolm Hollis Architects dated 7 March 2019 (the “Measurement Report”)
2.52. Michael Slattery Associates Report dated 19 November 2019.
2.53. Copy emails between ACH Architects and Dublin City Council in relation to planning conditions.
3.CONSTRUCTION DOCUMENTS
3.1. Certified copy Building Contract dated 6 October 2017 between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund and (2) JSL Group Limited
3.2. Certified copy Architect Planning Stage Letter of Appointment dated 11 December 2015 between (1) Hines GREIT II Ireland Fund ICAV and (2) ACH Architects Limited
3.3. Certified copy C&S Engineer Planning Stage Letter of Appointment dated 11 December 2015 between (1) Hines GREIT II Ireland Fund ICAV and (2) O'Connor Sutton Cronin & Associates
3.4. Certified copy M&E Engineer Planning Stage Letter of Appointment dated 11 December 2015 between (1) Hines GREIT II Ireland Fund ICAV and (2) O'Connor Sutton Cronin & Associates (M+E)
3.5. Certified copy Planning Consultant Planning Stage Letter of Appointment dated 11 December 2015 between (1) Hines GREIT II Ireland Fund ICAV and (2) Tom Phillips and Associates Limited

3.6. Certified copy Project Manager and Quantity Surveyor Planning Stage Letter of Appointment dated 11 December 2015 between (1) Hines GREIT II Ireland Fund ICAV and (2) Virtus Contracts Management Limited
3.7. Certified copy Appointment of Project Manager and Quantity Surveyor dated 20 October 2016 between (1) Hines GREIT II Ireland Fund ICAV and (2) Virtus Project Management Limited
3.8. Certified copy Appointment of Planning Consultant dated 22 November 2016 between (1) Hines GREIT II Ireland Fund ICAV and (2) Tom Phillips and Associates Limited
3.9. Certified copy Appointment of Assigned Certifier dated 20 October 2016 between (1) Hines GREIT II Ireland Fund ICAV and (2) Van Dijk International Consultancy Limited
3.10. Certified copy Performance Bond between (1) Hiscox Insurance Company Limited (2) JSL Group Limited and (3) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund
3.11. Certified copy of the Appointment dated 20 October 2016 between (1) Hines GREIT Il Ireland Fund ICAV and (2) ACH Architects Limited.
3.12. Certified copy of the Novation Agreement dated 6 October 2017 between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund (2) ACH Architects Limited and (3) JSL Group Limited
3.13. Certified copy of the Appointment dated 20 October 2016 between (1) Hines GREIT Il Ireland Fund ICAV and (2) O'Connor Sutton Cronin & Associates Limited.
3.14. Certified copy of the Novation Agreement dated 6 October 2018 between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund (2) O'Connor Sutton Cronin & Associates Limited and (3) JSL Group Limited
3.15. Certified copy of the Appointment dated 20 October 2016 between (1) Hines GREIT Il Ireland Fund ICAV and (2) O'Connor Sutton Cronin & Associates (M+E) Limited.
3.16. Certified copy of the Novation Agreement dated 6 October 2017 between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund (2) O'Connor Sutton Cronin & Associates (M+E) Limited and (3) JSL Group Limited
3.17. Certified copy of the Appointment dated 18 November 2016 between (1) Hines GREIT Il Ireland Fund ICAV and (2) DCON Safety Consultants Limited.
3.18. Certified copy of the Novation Agreement dated 6 October 2017 between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund (2) DCON Safety Consultants Limited and (3) JSL Group Limited
3.19. Certified copy of the Appointment dated 20 October 2016 between (1) Hines GREIT Il Ireland Fund ICAV and (2) Michael N. Slattery & Associates Limited
3.20. Certified copy of the Novation Agreement dated 6 October 2017 between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund (2) Michael N. Slattery & Associates Limited and (3) JSL Group Limited

3.21. Certified copy Collateral Warranty dated 6 October 2017 between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund (2) ACH Architects Limited and (3) JSL Group Limited
3.22. Certified copy Collateral Warranty dated 6 October 2017 between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund (2) O'Connor Sutton Cronin & Associates Limited and (3) JSL Group Limited
3.23. Certified copy Collateral Warranty dated 6 October 2017 between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund (2) O'Connor Sutton Cronin & Associates (M+E) and (3) JSL Group Limited
3.24. Certified copy Collateral Warranty dated 6 October 2017 between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund (2) Michael N. Slattery & Associates Limited and (3) JSL Group Limited.
3.25. Certified copy Collateral Warranty dated 6 October 2017 between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund (2) DCON Safety Consultants and (3) JSL Group Limited
3.26. Original Sub-Contractor Collateral Warranty between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund and (2) Curran Aluminium and P.V.C Limited
3.27. Original Sub-Contractor Collateral Warranty between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund and (2) Quinn Downes Limited
3.28. Original Sub-Contractor Collateral Warranty between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund and (2) Update Technology Limited
3.29. Original Sub-Contractor Collateral Warranty between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund and (2) Winroy Limited
3.30. Not Used
3.31. Original Sub-Contractor Collateral Warranty between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund and (2) Fabricat (Ireland) Limited
3.32. Original Sub-Contractor Collateral Warranty between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund and (2) Otis Elevator Ireland Limited
3.33. Original Sub-Contractor Collateral Warranty between (1) Hines GREIT Il Ireland Fund ICAV acting for and on behalf of its sub-fund Hines GREIT II Bishop Fund and (2) O’Brien Roofing & Cladding Limited
3.34. Copy Sub-Contractor Appointment dated 8 December 2017 between (1) JSL Group Limited and (2) Otis Elevator Ireland Limited
3.35. Copy Sub-Contractor Appointment dated 20 October 2017 between (1) JSL Group Limited and (2) Quinn Downes Limited
3.36. Copy Sub-Contractor Appointment dated 20 October 2017 between (1) JSL Group Limited and (2) Update Group

3.37. Copy Sub-Contractor Appointment dated 23 April 2018 between (1) JSL Group Limited and (2) Winroy Office Furniture Solutions
3.38. Copy Sub-Contractor Appointment dated 12 February 2018 between (1) JSL Group Limited and (2) Castle Group Ltd
3.39. Copy Sub-Contractor Appointment dated 17 October 2017 between (1) JSL Group Limited and (2) Curran Aluminium & PVC Limited
3.40. Copy Sub-Contractor Appointment dated 3 October 2018 between (1) JSL Group Limited and (2) O’Brien Roofing & Cladding Limited
3.41. Copy Sub-Contractor Appointment dated 27 October 2017 between (1) JSL Group Limited and (2) Fabricat Ireland Limited
3.42. Copy Fire Safety and Disability Access Consultant Collateral Warranty dated 18 September 2019 between (1) Michael N. Slattery and (2) the Commissioners of Public Works in Ireland
3.43. Copy M&E Engineer Collateral Warranty dated 18 September 2019 between (1) O'Connor Sutton Cronin & Associates (M+E) Limited and (2) the Commissioners of Public Works in Ireland
3.44. Copy Project Manager and Quantity Surveyor Collateral Warranty dated 18 September 2019 between (1) Virtus Project Management and (2) the Commissioners of Public Works in Ireland
3.45. Copy Architect Collateral Warranty dated 18 September 2019 between (1) ACH Architects Limited and (2) the Commissioners of Public Works in Ireland
3.46. Copy C&S Engineer Collateral Warranty dated 18 September 2019 between (1) O'Connor Sutton Cronin & Associates Limited and (2) the Commissioners of Public Works in Ireland
3.47. Copy Contractor's Collateral Warranty dated 18 September 2019 between (1) JSL Group Limited and (2) the Commissioners of Public Works in Ireland
3.48. Original Agreement for Works dated 19 February 2018 between (1) Hines GREIT II Ireland Fund ICAV and (2) Tourism Ireland CLG
3.49. Form of Assignment Agreement to be entered between (1) the Vendor and (2) the Purchaser in relation to the assignment of the sub-contractor collateral warranties listed as documents numbered 3.26 to 3.29 and 3.31 to 3.33 inclusive
3.50. Copy Notice of Assignment of Assigned Certifier dated 2 October 2017
3.51. Copy Notice of Assignment of Builder dated 2 October 2017
3.52. Copy Design Certificate dated 29 September 2017
3.53. Copy Undertaking by Assigned Certifier dated 2 October 2017
3.54. Copy Undertaking by Builder dated 29 September 2017
3.55. Copy Validation of Commencement Notice re Planning Reference 29S.246188, 4074/15
3.56. Copy Certificate of Practical Completion issued by Virtus for part of the works under the Building Contract dated 4 October 2018

3.57. Copy Certificate of Practical Completion issued by ACH Architects for part of the works under the Building Contract dated 4 October 2018
3.58. Copy Certificate of Practical Completion issued by Virtus for part of the works under the Building Contract dated 12 April 2019
3.59. Copy Certificate of Practical Completion issued by ACH Architects for part of the works under the Building Contract dated 12 April 2019
3.60. Copy Certificate of Practical Completion for the works under the Building Contract dated 15 November 2019
3.61. Copy Certificate on Compliance on Completion relating to 7 Day Notice reference number SN0003159DC dated 2 October 2019
3.62. Copy Certificate on Compliance on Completion relating to commencement notice reference number CN0032756DC dated 12 October 2019
3.63. Copy Certificate on Compliance on Completion relating to commencement notice reference number CN0032756DC dated 29 May 2019
3.64. Copy Certificate on Compliance on Completion relating to commencement notice reference number CN0032756DC dated 25 July 2019
3.65. Copy Certificate of Notification of entry onto Register – Certificate of Compliance on Completion evidencing the Certificate of Compliance on Completion was entered onto the register on 15 October 2019 and number CC00000016461DC relating to 7 Day Notice number SN0003159DC
3.66. Copy Certificate of Notification of entry onto Register – Certificate of Compliance on Completion evidencing the Certificate of Compliance on Completion was entered onto the register on 15 October 2019 and number CC00000016462DC relating to Commencement Notice number CN0032756DC
3.67. Copy Certificate of Notification of entry onto Register – Certificate of Compliance on Completion evidencing the Certificate of Compliance on Completion was entered onto the register on 09 July 2019 and number CC00000021390DC relating to Commencement Notice number CN0032756DC
3.68. Copy Certificate of Notification of entry onto Register – Certificate of Compliance on Completion evidencing the Certificate of Compliance on Completion was entered onto the register on 16 August 2019 and number CC00000022121DC relating to Commencement Notice number CN0032756DC
3.69. Copy Letter from Murray Spelman dated 31 October 2019 in evidence of PI for JSL Group Ltd valid to 8 October 2020
3.70. Copy Letter from Campion Insurance dated 8 April 2019 in evidence of PI insurance for Virtus Project Management valid to 26 November 2019
3.71. Copy Letter from OBF Insurance Group dated 24 June 2019 in evidence of PI insurance for Tom Phillips & Associates Limited valid to 20 June 2020
3.72. Copy Letter from JLT Ireland dated 15 February 2019 in evidence of PI insurance Van Dijk Architects Limited valid to 7 February 2020
3.73. Copy Letter from Cleary Barker (undated) in evidence of PI insurance for ACH Architects valid to 11 April 2020

3.74. Copy Letter from Griffiths & Armour dated 5 November 2019 in evidence of PI insurance for O'Connor Sutton Cronin & Associates Ltd valid to 31 October 2020
3.75. Copy Letter from Griffiths & Armour dated 5 November 2019 in evidence of PI insurance for O'Connor Sutton Cronin & Associates (M&E) Ltd valid to 31 October 2020
3.76. Copy Letter from Griffiths & Armour dated 10 September 2019 in evidence of PI insurance for Michael N Slattery & Associates Limited valid to 4 September 2020
3.77. Copy Letter from Campion Insurance dated 3 October 2019 in evidence of PI insurance for DCON Safety Consultants Ltd valid to 11 October 2020
3.78. Copy Letter from AON dated 16 September 2019 in evidence of PI insurance for Curran Aluminium and PVC Limited valid to 9 December 2019
3.79. Copy Letter from Thompson Insurance dated 23 May 2019 in evidence of PI insurance for Quinn Downes Ltd valid to 23 May 2020
3.80. Copy Letter from Keaney Insurance Brokers (undated) in evidence of PI insurance for Update Technology valid to 31 August 2020
3.81. Copy Letter from JLT Ireland dated 11 September 2019 in evidence of PI insurance for Winroy Ltd valid to 9 September 2020
3.82. Copy Letter from AON dated 4 October 2019 in evidence of PI insurance for Otis Elevator Ireland Limited valid to 30 September 2020
4.OCCUPATIONAL LEASE DOCUMENTATION
4.1. Ground Floor Retail
4.1.1. Original Counterpart Lease dated 23 October 2015 between (1) Hines GREIT I Ireland Fund ICAV and (2) Earces Limited
4.1.2. Original External Seating Area Licence dated 23 October 2015 between (1) Hines GREIT I Ireland Fund ICAV and (2) Earces Limited
4.1.3. Original Side Letter dated 23 October 2015 from Hines GREIT I Ireland Fund ICAV to Earces Limited
4.1.4. Original Rent Security Deposit Deed dated 23 October 2015 between (1) Hines GREIT I Ireland Fund ICAV and (2) Earces Limited
4.1.5. Original Agreement for Lease dated 25 August 2015 between (1) Hines GREIT I Ireland Fund ICAV and (2) Earces Limited
4.1.6. Original Licence for Works dated 23 October 2015 between (1) Hines GREIT I Ireland Fund ICAV and (2) Earces Limited
4.1.7. Copy fitout plans in relation to the Earces Limited fitout works

4.2. Ground Floor Office
4.2.1. Original Counterpart Lease dated 7 September 2001 between (1) Belltrap Limited and (2) The Commissioners of Public Works in Ireland
4.2.2. Original Deed of Variation dated 9 January 2003 between (1) Belltrap Limited and (2) The Commissioners of Public Works in Ireland
4.2.3. Original Certificate of Rent Review dated 2008 between (1) Belltrap Limited and (2) The Commissioners of Public Works in Ireland
4.2.4. Original Deed of Variation dated 10 March 2014 between (1) Violet Yarrow Real Estate (Dublin) Limited and (2) The Commissioners of Public Works in Ireland
4.2.5. Original Licence for Works dated 18 September 2014 between (1) Violet Yarrow Real Estate (Dublin) Limited and (2) The Commissioners of Public Works in Ireland
4.3. First Floor
4.3.1. Original Counterpart Lease dated 7 September 2001 between (1) Belltrap Limited and (2) The Commissioners of Public Works in Ireland
4.3.2. Original Deed of Variation dated 9 January 2003 between (1) Belltrap Limited and (2) The Commissioners of Public Works in Ireland
4.3.3. Original Licence for Installations dated 6 December 2002 between (1) Belltrap Limited and (2) The Minister of Foreign Affairs
4.3.4. Original Certificate of Rent Review dated 2008 between (1) Belltrap Limited and (2) The Commissioners of Public Works in Ireland
4.3.5. Original Deed of Variation dated 10 March 2014 between (1) Violet Yarrow Real Estate (Dublin) Limited and (2) the Commissioners of Public Works in Ireland
4.4. Second Floor
4.4.1. Original Counterpart Lease dated 7 September 2001 between (1) Belltrap Limited and (2) The Commissioners of Public Works in Ireland
4.4.2. Copy Deed of Variation dated 9 January 2003 between (1) Belltrap Limited and (2) The Commissioners of Public works in Ireland Commissioner of Public Works in Ireland
4.4.3. Copy Certificate of Rent Review dated 2008 between (1) Belltrap Limited and (2) The Commissioners of Public Works in Ireland
4.4.4. Original Licence for Laser Head Link Installations dated 17 May 2004 between (1) Belltrap Limited and Bank of Ireland Trust Services Limited and (2) The Minister for Justice, Equality and Law Reform
4.4.5. Original Deed of Variation dated 10 March 2014 between (1) Violet Yarrow Real Estate (Dublin) Limited and (2) the Commissioners of Public Works in Ireland

4.5. Third Floor
4.5.1. Original Counterpart Lease dated 13 June 2014 between (1) Violet Yarrow Real Estate (Dublin) Limited, (2) International Financial Data Services (Ireland) Limited and (3) International Financial Data Services Limited
4.5.2. Original Side Letter dated 13 June 2014 between (1) Violet Yarrow Real Estate (Dublin) Limited and (2) International Financial Data Services (Ireland) Limited
4.5.3. Original Car Space Licence dated 13 June 2014 between (1) Violet Yarrow Real Estate (Dublin) Limited, (2) International Financial Data Services (Ireland) Limited and (3) International Financial Data Services Limited
4.5.4. Original Opinion on due execution of Eversheds UK 13 June 2014
4.5.5. Draft Side Letter
4.6. Fourth Floor (Part)
4.6.1. Original Counterpart Lease dated 19 August 2002 between (1) Belltrap Limited and (2) News International Plc
4.6.2. Original Deed of Surrender dated 19 August 2017 between (1) News Corp UK and Ireland Limited and (2) Hines GREIT II Fund ICAV
4.6.3. Original Deed of Settlement Agreement dated 23 June 2017 between (1) Hines GREIT II Ireland Fund ICAV and (2) News Corp UK and Ireland Limited
4.6.4. Copy Agreement for Works dated 15 September 2017 between (1) Hines GREIT II Ireland Fund ICAV and (2) Tourism Ireland CLG
4.6.5. Original Counterpart Lease dated (the "Tourism Ireland Lease") 15 October 2018 Hines GREIT II Ireland Fund ICAV and (2) Tourism Ireland CLG
4.6.6. Original Side Letter dated 15 October 2018 between (1) Hines GREIT II Ireland Fund ICAV and (2) Tourism Ireland CLG
4.6.7. Original Deed of Variation dated 10 April 2018 between (1) Hines GREIT II Ireland Fund ICAV and (2) Tourism Ireland CLG
4.6.8. Original Counterpart Deed of Variation dated 6 July 2018 between (1) Hines GREIT II Ireland Fund ICAV and (2) Tourism Ireland CLG
4.6.9. Copy Letter dated 22 March 2019 from the Vendor to Tourism Ireland CLG re Consent to planning application
4.6.10. Copy Notification of Grant of Permission Reference 2637/19
4.6.11. Consent of Deka bank to lease dated 8 October 2018 to Tourism Ireland Limited
4.6.12. Planning application for Bishops roof decking dated 28 March 2019 to Dublin City Council

4.7. Part Fourth, Fifth and Sixth Floors
4.7.1. Original Agreement for Lease dated 13 March 2019 between (1) Hines GREIT II Ireland Fund ICAV and (2) The Commissioners of Public Works in Ireland
4.7.2. Original landlord counterpart stamped lease dated 30 May 2019 between (1) Hines GREIT II Ireland Fund ICAV and (2) The Commissioners of Public Works in Ireland (the "OPW Lease")
4.7.3. Original Side Letter re Windows dated 30 May 2019 between (1) Hines GREIT II Ireland Fund ICAV and (2) The Commissioners of Public Works in Ireland
4.7.4. Original Supplemental Agreement re Rent Free dated 30 May 2019 between (1) Hines GREIT II Ireland Fund ICAV and (2) The Commissioners of Public Works in Ireland
4.7.5. Original Supplemental Agreement re Defects dated 30 May 2019 between (1) Hines GREIT II Ireland Fund ICAV and (2) The Commissioners of Public Works in Ireland
4.7.6. Original Deed of Surrender dated 15 October 2018 between (1) Tourism Ireland CLG and Hines GREIT II Ireland Fund ICAV re Fifth Floor
4.7.7. Original Deed of Surrender dated 15 October 2018 between (1) Tourism Ireland CLG and Hines GREIT II Ireland Fund ICAV re Fifth Floor additional area
4.7.8. Signed Joint Measurement Survey dated 9 May 2019 – OPW Lease
4.7.9. Copy Independent Architect's Report dated 6 August 2019
5. ESB SUB-STATION
5.1. Original Counterpart Sub-Lease dated 7 September 2001 Belltrap Limited to Electricity Supply Board (the "ESB Sub-Lease")
6. CORPORATE DOCUMENTATION
6.1. Copy Authorisation Letter dated 17 April 2015 from Central Bank of Ireland authorising by way of continuation Hines GREIT Ireland Fund ICAV together with the initial sub-fund Hines GREIT II Bishop Fund to carry on business as an ICAV and revoking existing authorisation of Hines GREIT II Ireland Fund plc
6.2. Copy Registration Order dated 17 April 2015 certifying Hines GREIT II Ireland Fund ICAV as a registered ICAV under the Irish Collective Asset-management Vehicles Act 2015
6.3. Copy Certificate of Incorporation and Memorandum and Articles of Association of Earces Limited
6.4. Copy Certificate of Incorporation and Memorandum and Articles of Association of Violet Yarrow Real Estate (Dublin) Limited
6.5. Copy Certificate of Incorporation on Conversion to a Private Company Limited by of International Financial Data Services Limited
6.6. Copy Certificate of Incorporation and Memorandum and Articles of Association of International Financial Data Services (Ireland) Limited

6.7. Copy Certificate of Incorporation and Memorandum and Articles of Association of Tourism Ireland Limited
7. MISCELLANEOUS
7.1. Copy Tenancy Schedule dated 5 September 2019
7.2. Replies to Requisitions on Title dated 30 July 2019
7.3. Copy Consolidated Tenant Payment Statements dated 19 February 2019 furnished by Savills
7.4. Copy Sinking Fund Summary Report dated 31 December 2018
7.5. Copy Service Charge Budget 2019
7.6. Copy Service Charge Account for year ending 30 September 2018
7.7. Copy Service Charge Account for 15 Months ending December 2017
7.8. Copy Service Charge Account for year ending 30 September 2016
7.9. Executed Terms of Employment dated 2 September 2019 – Donagh Wiseman
7.10. Terms and conditions of Appointment – Malcolm Hollis
7.11. Standard Limitations – Malcolm Hollis
7.12. Copy Agreement for Management dated 17 April 2015 between (1) the Vendor and (2) Savills Commercial Ireland Limited
7.13. Original Declaration of Identity of Eoin Dineen dated 26 February 2015 for the benefit of Hines Global REIT II
7.14. Two original letters from Dublin City Council both dated 6 December 2018 in relation to roads and services
7.15. Original Letter from Dublin City Council to William Fry dated 29 November 2018 re roads and services
7.16. Letter from Dublin City Council to A & L Goodbody dated 20 December 2012 re roads and services.
7.17. Letter from Irish Water dated 10 October 2019 re water services in charge
7.18. Tenant Handbook
7.19. Opinion of Eamon Galligan S.C. dated 24 February 2020
7.20. Bishops Square Insurance Premium Apportionment
7.21. Rent Invoices 2020 Q1
7.22. Service Charge Invoices 2020 Q1
7.23.  Sinking Fund Summary dated 24 January 2020
7.24. Bishops Square Service Charge Budget Notes 2020

7.25. Summary of Insurance Cover for Hines Europe Limited
7.26. Ulster Bank Statement of Accounts 2019
7.27. OSK Audit Limited Signed Certificates 2016 and 2018
7.28. Insurance Premium Apportionment Schedule 2020
7.29. Condensed Underwriting Report
7.30. Document statement claims against Bishops Square
7.31. Starbucks Design Plan
7.32. Replies to PCVE signed and dated 11 September 2019
7.33. Bishops Square Health and Safety Risk Assessment Report December 2019
7.34. Savills Bishops Square Fire Risk Assessment
7.35. Bishops Square Safety Statement 2019
7.36. Draft Hollis Reliance Letter - Area Referencing Report
7.37. Draft Hollis Reliance Letter – Building Survey Report
7.38. Floral Events 2020
7.39. SAP Landscapes Limited Agreement dated 1 January 2020
7.40. Curran Aluminum Insurance 2020 including PI dated 11 December 2019
7.41. Starbucks Internal Strip and Fit out Plans
7.42. Ion Spac Site Specific Method Statement
7.43. Ion Spac Safety Statement
7.44. Signed Completion Certificate
7.45. Tourism Ireland Certificate of Compliance on Completion
7.46. Dickson & Co. Confirmation of Insurance 2019 to 2020
7.47. Disability Access Certificate Grant dated 2 June 2017
7.48. Disability Access Certificate Grant dated 21 September 2018
7.49. Photographic Survey of Bishops Square
7.50. LPCB Certificate
7.51. MAC Interiors Opinion of Compliance
7.52. Riverside Mechanical works summary

7.53. Second Floor Plan as built (shell and core)
7.54. Remedial Works Description
7.55. Certificate of Practical Completion dated 17 September 2014
7.56. Bishops Square Mechanical Descriptions
7.57. Fabricat Insurance
7.58. Savills BS Life Cycle Analysis 2020
7.59. Fire Safety Review
7.60. Bishops Square Service Charge Audit Notes 2018
7.61. Bishops Square Service Charges Audit Notes 2020
7.62. RFI Register Building Consultancy dated 16 January 2020
7.63. Accent Solutions Agreement dated 1 January 2020
7.64. Manguard Plus Limited Agreement dated 1 January 2020
7.65. Puresafe Limited Agreement dated 1 January 2020
7.66. JLT Ireland Confirmation of Cover dated 13 February 2020
7.67. Refuge and Fireman Phone Certificate of Installation
7.68. Refuge and Fireman Phone Commissioning Certificate
7.69. Planning Consultant Collateral Warranty executed by Tom Phillips & Associates
7.70. Project Manager and Quantity Surveyor Collateral Warranty executed by Virtus Project Management Limited
7.71. PSDP Collateral Warranty executed by DCOM Safety Consultants Limited
7.72. C&S Engineer Collateral Warranty executed by O'Connor Sutton Cronin and Associates Limited
7.73. Assigned Certifier Collateral Warranty executed by Van Dijk International Consultancy Limited
7.74. Fire Safety and Disability Access Consultant Collateral Warranty executed by Michael N Slattery and Associates
7.75. M&E Engineer Collateral Warranty executed by O'Connor Sutton Cronin and Associates Limited
7.76. International Financial Data Services (UK) Limited Certificate of Incorporation and Memorandum of Association
7.77.  PCVE as signed by Indirect Tax Advisor dated 12 March 2020
7.78. Notice of Adjudication served 13 March 2020

7.79  Company Constitution and Certificate of Incorporation in respect of JSL Group Limited
7.80  Company Constitution and Certificate of Incorporation in respect of ACH Architects Limited
7.81 Company Constitution and Certificate of Incorporation in respect of O’Connor, Sutton, Cronin & Associates Limited
7.82 Company Constitution and Certificate of Incorporation in respect of O’Connor Sutton Cronin & Associates (M&E) Limited
7.83  Company Constitution and Certificate of Incorporation in respect of DCON Safety Consultants Limited
7.84  Company Constitution and Certificate of Incorporation in respect of Michael N Slattery & Associates Limited
7.85  Company Constitution and Certificate of Incorporation in respect of Van Dijk International Consultancy Limited
7.86 Company Constitution and Certificate of Incorporation in respect of Tom Phillips and Associates Limited
7.87 Company Constitution and Certificate of Incorporation in respect of Virtus Project Management Limited

7.88 Snag List number 4 dated 15 November 2019

7.89.  Reliance Letter dated 16 March 2020 – Area Referencing Report
7.90 Reliance Letter dated 16 March 2020 – Vendor's Building Survey Report
7.91 Emergency Lighting and Fire Safety Certificates 2019 and 2020
7.92 Michael Slattery Associates Technical Design Note dated 29 May 2015 regarding the Ground Floor new door
7.93 Copy Letter from OPW dated 26 March 2020
7.94 Original License Agreement dated 15 November 2019 between (1) Hines GREIT II Ireland Fund ICAV and (2) Tourism Ireland CLG (Decking Area)
7.95 Original Deed of Renunciation dated 15 November 2019 between (1) Hines GREIT II Ireland Fund ICAV and (2) Tourism Ireland CLG (Decking Area)
7.96 Original Deed of Variation dated 27 March 2020 between (1) Hines GREIT II Ireland Fund ICAV and (2) Tourism Ireland CLG
7.97 MSA Letter of Reliance dated 24 March 2020
7.98 MSA Letter of Reliance dated 27 March 2020
7.90  Letter dated 27 March 2020 from William Fry to OPW

7.91 Email dated 30 March 2020 from CSSO to William Fry together with attached Bishops Square Issues Table Composite dated 27 March 2020

SEARCHES SCHEDULE
None

SPECIAL CONDITIONS
1. Save where the context otherwise requires or implies or the text hereof expresses to the contrary, the definitions and provisions as to interpretation set forth in the within General Conditions shall be applied for the purposes of these Special Conditions.
1. The said General Conditions shall:
1.1. apply to the Sale in so far as the same are not hereby altered or varied, and these Special Conditions shall prevail in case of any conflict between them and the General Conditions
1.2. be read and construed without regard to any amendment therein, unless such amendment shall be referred to specifically in these Special Conditions.
2. VAT
2.1. In this Special Condition:
“Accountable Person” and “Taxable Person” have the meanings attributed to those terms by Section 2(1) of the VAT Act;
“Capital Goods” has the meaning attributed to that term under Section 2 and Section 63(2) of the VAT Act;
“Capital Goods Record” has the meaning attributed to that term under Section 64(12) of the VAT Act;
“Interval” has the meaning attributed to this term under Section 63(1) of the VAT Act;
“VAT” means Value Added Tax; and
“VAT Act” means Value-Added Tax Consolidation Act 2010 and related VAT regulations.
2.2. The Parties consider that the Sale constitutes the transfer of a business to which Section 20(2)(c) and Section 26(2) of the VAT Act applies.
2.3. The Purchaser warrants to the Vendor that the Purchaser is an Accountable Person for the purposes of Section 20(2)(c) of the VAT Act. The Purchaser shall take all reasonable steps available to the Purchaser to facilitate the Sale qualifying for relief from VAT under Section 20(2)(c) of the VAT Act, such that the Sale shall not be a supply for the purposes of the VAT Act.
2.4. The Purchaser shall indemnify and keep the Vendor indemnified against any loss, cost or liability which arises as a result of such warranty being or becoming untrue or incorrect in any respect due to the act, neglect or default of the Purchaser.
2.5. The Vendor has supplied answers to pre-contract VAT enquiries raised by the Purchaser as referred to in the Document Schedule.
The Vendor has supplied copies of the Capital Goods Records for the period up to the latest date prior to the date hereof for the filing of returns in relation to any Capital Goods comprised in the Subject Property.
The Vendor warrants that such replies, and Capital Goods Records, are based on information presently available to the Vendor and are up to date at the date of furnishing thereof and will remain as such on completion save for such adjustment as may be necessary as a result of the passing of any Interval or Intervals, in which case revised information and copy records will be furnished by the Vendor to the Purchaser on or prior to completion.
The obligations imposed on the Parties under this Agreement shall be in addition to the obligations imposed in relation to the Sale by the VAT Act.
3. TITLE
3.1. Title to the Subject Property shall consist of the documents specified in Section 1 of the Documents Schedule and no objection requisition or enquiry shall be raised in relation thereto.
3.2. The Purchaser shall be deemed to have satisfied itself in relation to all matters pertaining to the identity of the Subject Property and the boundaries thereof prior to the Date of Sale and shall raise no objection, requisition or enquiry in this regard. General Condition 11 shall not apply to the Sale.
3.3. The Purchaser acknowledges and accepts that the part of the Subject Property hatched red on the map attached to Appendix 1 hereto now forms part of the public pavement and shall raise no objection requisition or enquiry in respect thereof.
3.4. The Purchaser shall purchase on notice of a proposal by the owner/occupier of 13 – 16 Redmond’s Hill, Aungier Street, Dublin 8 to treat the dividing wall between the property and the Subject Property as a party wall. The previous owner of the Subject Property received the draft party wall agreement listed at 1.4 in the Documents Schedule. The Vendor confirms that to the best of the knowledge and belief of (i) the board of the Vendor and/or (ii) its asset manager, Hines Real Estate Ireland Limited, the Vendor has not received any approach in relation to this matter during its period of its ownership and the Purchaser shall raise no objection, requisition or enquiry in relation thereto.
3.5. The Purchaser shall purchase on notice of the Wayleave Agreement listed at 1.3 of the Documents Schedule. The Vendor has no further correspondence in relation to this Wayleave Agreement. The Purchaser shall accept without objection, requisition or enquiry that the original thereof is retained by BT Communications Ireland Limited and the Purchaser shall accept the copy thereof furnished with this Contract and shall not call for any further or better copy thereof.
3.6. Where at any time between the Date of Sale and the Completion Date the Vendor shall become aware that any of its replies to Requisitions would be untrue, inaccurate or misleading if given as of the Completion Date then as soon as reasonably possible thereafter the Vendor shall provide particulars thereof in writing to the Purchaser.
4. CHARGE
4.1. The Subject Property is subject to a Charge in favour of Dekabank Deutsche Girozentrale (the “Charge”), which is registered as burden number 3 on Folio 206152F County Dublin.
4.2. The Vendor shall furnish to the Purchaser upon receipt by the Vendor of cleared funds on Completion a duly executed deed of discharge in Form 57A of the Land Registry Rules and a certificate in the form required by Rule 74(5) of the Land Registry Rules to discharge the Charge over the Subject Property provided that no compensation shall be payable by the Vendor to the Purchaser pursuant to General Condition 21(c) in the event of a delay to Completion arising as a result of a breach by the Vendor of this Special Condition 5.2 unless such delay shall exceed five (5) Working Days.
5. PLANNING
5.1. In these Special Conditions the expression the "Planning Acts" shall mean the Local Government (Planning and Development) Acts 1963 to 1999, the Planning and Development Acts 2000 to 2018,

the Local Government (Sanitary Services) Acts 1878 to 2001, the Building Control Act 1990 and 2007, the Fire Services Act 1981, the Safety Health and Welfare at Work Acts 2005 and 2010 and any other statutory enactments, amendments and re-enactments thereof any rules and regulations whatsoever made thereunder and any local authority requirements regulating the use of or the carrying out of works to or the development of property.
5.2. The Vendor does not warrant that the Subject Property or any part thereof or the use thereof is in compliance with the Planning Acts. The Purchaser shall be deemed to have satisfied itself prior to the date of Sale as to the full status of the Subject Property for the purposes of the Planning Acts and the extent to which the Planning Acts have been complied with. No objection, requisition or enquiry shall be raised in relation to any matter connected with the Planning Acts or any planning permissions, fire safety certificates, commencement notices or other statutory consents or procedures whether required or obtained in relation to the Subject Property or the use thereof. Without prejudice to the foregoing, the Purchaser is furnished with the planning documents specified in of the Documents Schedule and no further documentation shall be called for by the Purchaser.
5.3. General Conditions 31 and 32 shall not apply to the Sale. Notwithstanding and without prejudice to the foregoing the Vendor confirms to the knowledge and belief of (i) the board of the Vendor and/or (ii) its asset manager, Hines Real Estate Ireland Limited:
5.3.1. That save as disclosed in the documents contained in the Documents Schedule, no notice or order made or issued by or at the behest of a Competent Authority in respect of the Subject Property and affecting the Subject Property at the Date of Sale has been served on the Vendor or to the actual knowledge of the Vendor on any of its predecessors in title.
5.3.2. That no material works have been carried out by or on behalf of the Vendor to the Subject Property save as disclosed in the documents contained in the Documents Schedule and that no notice or order made or issued by or at the behest of a Competent Authority in respect of the Subject Property has been notified or given to the Vendor alleging unauthorised development or use in respect of the Subject Property or any breach of Planning Legislation in respect of the Subject Property or any part of it.
5.3.3. On or about the date of the acquisition of the Subject Property the Vendor undertook certain works to the building systems of the Subject Property. The Purchaser is furnished with the related documents in the Documents Schedule and no objection, requisition or enquiry shall be raise in relation thereto.
5.3.4. The Vendor has carried out an extension to the Subject Property and upgrade works (the "Extension") pursuant to Planning Permission Reference 4074/15, including creating additional floor areas on the fourth and fifth levels and an additional sixth floor level. The Purchaser is furnished with the documentation in relation to the Extension contained in Section 3 of the Documents Schedule and no further objection, requisition or enquiry shall be raised in relation thereto.
5.3.5. The Purchaser is on notice that Earces Limited t/a Starbucks may not have planning permission for use of its premises as a retail coffee shop which the Purchaser Accepts.
5.3.6. The Purchaser is on notice that 111 car spaces are used in the basement of the car park of the Subject Property notwithstanding condition 3e of planning permission 1170/99 (as numbered in Document 7.19 of the Document Schedule) which the Purchaser Accepts. The Vendor has not received any notice or order from a Competent Authority in respect of same nor, to the actual knowledge of the Vendor, were any such notices or orders issued to any of its predecessors in title. The Vendor shall provide a statutory declaration on Completion in confirmation of the foregoing.
6. CONDITION AND SERVICES
6.1. The Vendor has disclosed before the Date of Sale, in the Particulars, the documents contained in the Document Schedule and the Special Conditions or otherwise, all easements, rights, reservations, exceptions, privileges, covenants, restrictions, rents, taxes and other liabilities (not already known to the Purchaser or apparent from inspection) which to the knowledge and belief of (i) the board of the Vendor and/or (ii) its asset manager, Hines Real Estate Ireland Limited, affect the Subject Property. General Condition 13 is hereby deleted and the words "Subject to Condition 13" on the first line of General Condition 14 are hereby deleted.
6.2. The Purchaser shall be deemed to have satisfied itself prior to the Date of Sale in relation to the actual state and condition of the Subject Property including all easements, rights, reservations, exceptions, privileges, covenants, restrictions, rents, taxes, incidents of tenure and other liabilities affecting the Subject Property and shall raise no objection, requisition or enquiry in this regard.
6.3. It shall be a matter for the Purchaser to satisfy itself prior to the Date of Sale that the Subject Property is adequately serviced and also that it has the benefit of all easements, rights and privileges required for the full and proper use and enjoyment of same. No objection, requisition or enquiry shall be raised in relation thereto.
6.4. The Purchaser shall not raise any objection, requisition or enquiry in relation to whether the roads and services abutting and serving the Subject Property are in charge.
6.5. It shall be a condition of Completion that the Vendor shall provide to the Purchaser and its lender with reliance on each of the reports listed at 2.50 to 2.52 (inclusive) of the Documents Schedule in the agreed form.
7. BER CERTIFICATES AND ADVISORY REPORTS
The Purchaser shall accept the BER certificate and advisory report listed in the Documents Schedule and shall not call for an updated certificate or report nor raise any further objections, requisitions or enquiry in relation to the European Communities (Energy Performance of Buildings) Regulations 2006 or the BER certificates.
8. OCCUPATIONAL LEASES
8.1. The Subject Property is subject to the Occupational Leases in favour of the parties named in those leases (each an "Occupational Tenant" and together the "Occupational Tenants"). As such General Condition 17 (vacant possession) is hereby amended accordingly. On Completion the Vendor shall not be required to remove the furniture, fixtures or fittings which were in or on the Subject Property on the Date of Sale.
8.2. Copies of all leases and licences currently affecting the Subject Property together with copies of any notices in the Vendor’s actual possession served by or on any lessee of the Subject Property or any part thereof are listed in the Documents Schedule and to the knowledge and belief of (i) the board of the Vendor and/or (ii) its asset manager, Hines Real Estate Ireland Limited, comprise all of the terms and conditions of the relevant tenancies. The Purchaser shall be deemed to have purchased with full knowledge of the contents thereof. The Vendor confirms that, as at the Date of Sale, the lessee named in any such lease or licence (or the assignee as disclosed in the Particulars and Tenure, the Special Conditions or otherwise in this Contract) is still the lessee and that the current rent levels stated in the Particulars and Tenure are the current rent levels payable under those leases and licences. The Vendor gives no warranty express or implied that the terms and conditions of any of the Occupational Leases or notices have been complied with other than confirming that there are no ongoing material disputes with or proceedings issued against any of the tenants under the Occupational Leases in respect of a breach by them of any covenants on their part contained in any of the Occupational Leases and the Purchaser shall be deemed to have satisfied itself in this respect prior to the execution of this Contract. General Conditions 18 and 19 are hereby deleted.
8.3. An occupational lease in favour of a previous tenant (News International plc) of level 4 of the Subject Property is registered as burden number 2 on Folio 206152F County Dublin. The Vendor confirms that this tenant validly exercised a break option and the Purchaser is referred to the deed of surrender dated 19 August 2017 between (1) News Corp UK and Ireland Limited and (2) Hines GREIT II Fund ICAV referred to in the Documents Schedule. The Purchaser accepts that the said lease no longer affects the Subject Property and acquires the Subject Property on notice of this burden. The Vendor shall not be required to make an application to remove the burden from the Folio. The Purchaser shall raise no objection, requisition or enquiry in this regard.
8.4. The Vendor gives no warranty, expressed or implied, as to the identity of the actual occupier of any premises the subject of an Occupational Lease. The Purchaser shall raise no objection, requisition or enquiry in this regard.
8.5. The Purchaser shall purchase on notice that International Financial Data Services (Ireland) Limited ("IFDS") provides maintenance and cleaning services and associated consumables to the toilet facilities located on level three of the Subject Property and these are not serviced through the building services. This arrangement is informal and there is no written agreement in relation to same. The Vendor has not made deductions to service charges due from IFDS pursuant to its lease of level three. The Purchaser shall raise no objection, requisition or enquiry in this regard.
8.6. The Purchaser is referred to the agreement for Lease with the Commissioners of Public Works in Ireland (the "OPW") listed in the Documents Schedule (the "OPW AFL"). The Purchaser is put on notice that, as successor in title to the Vendor, the Purchaser assumes the obligations of the lessor in relation to the OPW AFL. In particular and without prejudice to the generality of the foregoing, the Purchaser's attention is drawn to the obligation to pay the CAT A Contribution (as defined in the OPW AFL) to the OPW on completion of the CAT A Works (as defined in the OPW AFL).
8.7. The Vendor shall have no liability to the Purchaser under any circumstances whatsoever, whether in tort, contract, breach of statutory duty or otherwise arising from or in connection with the OPW AFL. The Purchaser hereby covenants with the Vendor to perform those obligations on the part of the lessor contained in the OPW AFL which are to be performed subsequent to Completion save for the obligations on the part of the lessor specified in clause 6.2 of the OPW AFL. In particular, and without prejudice to the generality of the foregoing, the Purchaser covenants with the Vendor to pay the CAT A Contribution to the OPW when same becomes due in accordance with the OPW AFL. The Purchaser hereby indemnifies and shall keep indemnified the Vendor from and against all losses, actions, costs, damages, injury, claims or demands incurred, sustained or borne by the Vendor by reason of the failure by the Purchaser to pay the CAT A Contribution.
8.8. The Vendor shall use all reasonable endeavours following Completion to assist the Purchaser in liaising with the OPW in connection with the OPW's initial fit out pursuant to the OPW AFL. The Vendor agrees to cooperate with the Purchaser in a spirit of reasonableness and goodwill on that matter. For the avoidance of any doubt the Purchaser shall be responsible for the costs of the design team in connection therewith. The Vendor shall respond to any request for assistance within ten (10) Working Days from the date of request from the Purchaser.

8.9. The lease summaries uploaded to the data site have been provided for information purposes only and the Vendor does not warrant the accuracy of the contents thereof. The Purchaser acknowledges and agrees that it shall be a matter for the Purchaser to review the contents of all documentation in relation to the Occupational Leases and that the lease summaries were provided on a strictly non-reliance basis.
9. CONSTRUCTION DOCUMENTS
9.1. The Purchaser's attention is drawn to the construction documents numbered 3.1 to 3.82 (inclusive) in the Documents Schedule which include the Building Contract numbered 3.1 and is on notice that practical completion in relation to that Building Contract has recently occurred.
9.2. On completion of the Sale, the Vendor shall furnish to the Purchaser collateral warranties in the agreed form in favour of the Purchaser from the following parties who provided services or carried out works in respect of the Extension:-
9.2.1. Main Contractor – JSL Group Limited;
9.2.2. Architect – ACH Architects Limited;
9.2.3. Civil & Structural Engineer - O'Connor Sutton Cronin & Associates Limited;
9.2.4. Mechanical & Electrical Engineer - O'Connor Sutton Cronin & Associates (M&E) Limited;
9.2.5. Fire Engineer – Michael N. Slattery & Associates Limited;
9.2.6. PSDP – DCON Safety Consultants Limited
9.2.7. Project Manager & Quantity Surveyor – Virtus Project Management Limited
9.2.8. Planning Consultant – Tom Philips and Associates Limited; and
9.2.9. Assigned Certifier – Van Dijk International Consultancy Limited
In this Special Condition 10.2 "agreed form" means the form agreed with the parties listed at Special Condition 10.2.1 to 10.2.9 (inclusive) and furnished to the Purchaser prior to the date hereof.
9.3. The documents numbered 3.26 to 3.29 and 3.31 to 3.33 (Sub-Contractor Warranties) (inclusive) in the Document Schedule (the "Assigned Contracts") shall be assigned by the Vendor to the Purchaser. On completion of the Sale the Vendor and Purchaser shall execute and deliver an assignment agreement in respect of the Assigned Contracts in the form of assignment contained in the Documents Schedule at number 3.49.
10. COMPLIANCE
No objection, requisition or enquiry shall be raised by the Purchaser concerning any licences or statutory requirements, consents or approvals required by any tenant under any of the Occupational Leases to lawfully trade or carry on its business in the Subject Property or any part thereof.
11. IMPROVEMENTS AND TENANT’S WORKS
The Vendor confirms to the knowledge and belief of (i) the board of the Vendor and/or (ii) its asset manager, Hines Real Estate Ireland Limited, that the Vendor has received no Improvement Notices pursuant to the Landlord and Tenant (Amendment) Act 1980 from any of the Occupational Tenants.

No objection, requisition or enquiry shall be raised by the Purchaser in relation to any works or improvements carried out by any of the Occupational Tenants or their predecessors in relation to the Subject Property or any part thereof. In particular, other than such as may be disclosed in the documents furnished in the Documents Schedule, the Vendor shall not be required to produce to the Purchaser evidence of the consent of any party entitled from time to time to the lessor’s interest in any of the Occupational Leases to any works carried out from time to time by any tenant under any Occupational Lease or any evidence of compliance with any local or statutory requirements in respect of such works whether under the Planning Legislation, the Safety Health and Welfare at Work Act, 1989, the Fire Services Act, 1981 and any amendment or re-enactment thereof and all regulations made from time to time thereunder or otherwise.
12. BODY CORPORATE
12.1. Where any Occupational Tenant or any guarantor under any Occupational Lease is a non-Irish body corporate the Purchaser shall conclusively assume without objection requisition or enquiry that the relevant Occupational Tenant or guarantor entity has been properly incorporated or established and that the relevant documentation has been validly executed by the relevant Occupational Tenant and/or guarantor and no further proof or confirmation as to such incorporation or the validity of such execution shall be sought or furnished. Without prejudice to the foregoing the Vendor shall provide to the Purchaser such evidence in relation to incorporation and/or such execution as appears from the documents specified in the Documents Schedule.
12.2. The Purchaser has been furnished with copies of such Certificates of Incorporation and Memoranda and Articles of Association (or extracts thereof) of Occupational Tenants and guarantors as are in the Vendor’s possession and as are detailed in the Documents Schedule. The Purchaser shall not require the Vendor to furnish any further Certificates or other evidence of Incorporation or Memoranda or Articles of Association of any Occupational Tenant or guarantor and shall raise no objection requisition on enquiry in relation to the foregoing.
13. RENT AND APPORTIONMENT
General Condition 23 is hereby varied as follows:-
13.1. The Vendor shall only be required to give an apportionment under General Condition 23 in respect of rent and insurance contribution actually received by the Vendor which relates to any period from and including the Apportionment Date. For the avoidance of doubt should there be arrears of rent and insurance contribution on the Completion Date then so much thereof which relates to the period up to the Apportionment Date shall belong to the Vendor subject as provided in Special Condition 14.2.
13.2. To the extent that any of the Occupational Tenants shall not have discharged rent or insurance contribution in respect of the period up to the date of actual completion of the Sale (the "Arrears") then, subject as hereinafter provided, the Purchaser shall refund to the Vendor the full amount of the Vendor's entitlement to those Arrears as soon as reasonably possible after the Purchaser receives same from the relevant Occupational Tenant. For the avoidance of doubt, any sums received by the Purchaser after completion of the Sale from any relevant Occupational Tenant shall first be applied in paying the Arrears. The Purchaser shall use reasonable endeavours to collect Arrears and shall take such reasonable action to collect Arrears as the Vendor may request but the Purchaser shall not be required to take any legal proceedings against any of the Occupational Tenants. The Purchaser's obligations under this Special Condition 14 and the Vendor's entitlement to any Arrears that have not been collected at that time shall expire on the date which is 6 months after the Completion Date. The Vendor will not be entitled to issue or maintain any legal proceedings against any Occupational Tenant for recovery of any Arrears.

13.3. On Completion, the Vendor shall allow the following credits to the Purchaser;
13.3.1. a sum equivalent to the balance of the rent free periods granted to the tenants pursuant to the OPW Lease and the Tourism Ireland Lease then unexpired on the Apportionment Date as if they were apportionable items under General Condition 23;
13.3.2. the sum of €1,896,300 in respect of the CAT A Contribution to be paid by the Purchaser as referred to in Special Condition 9.6 hereof.
13.4. On Completion, the Vendor shall transfer to the Purchaser all rent security deposits held by or on behalf of the Vendor under the Occupational Leases.
14. RATES AND OUTGOINGS
The Purchaser shall not call for evidence of payment of rates, water rates or refuse charges and similar outgoings (if any) on the Subject Property and accepts that same are the liability of the tenants and occupiers thereof. The Purchaser shall be deemed to have satisfied itself in that regard prior to the execution hereof and shall raise no objection, requisition or enquiry in relation thereto. For the avoidance of doubt no apportionment shall be required on completion in respect of any such outgoings. General Condition 23 is amended accordingly.
15. INSURANCE
The Vendor shall on the Completion Date cancel its insurances in respect of the Subject Property. The Purchaser shall effect its own insurances as and from the Completion Date and shall deal with the Occupational Tenants with effect from that date in relation to such insurances.
16. SERVICE CHARGE
16.1. The service charge payable pursuant to each of the Occupational Leases is payable on an estimated basis subject to a balancing charge for each financial year.
16.2. No apportionment of service charge shall be required on completion of the Sale. In relation to any arrears of service charge outstanding at the date of completion of the Sale the Purchaser shall pursue the relevant Occupational Tenant or Tenants in respect of such arrears. The Vendor shall assist the Purchaser in relation to any proceedings or action taken by the Purchaser in this regard, subject to the Purchaser discharging the Vendor’s reasonable costs in relation thereto.
16.3. The Vendor shall on completion of the Sale:
16.3.1. transfer to the Purchaser all surplus service charge monies received by or on behalf of the Vendor which having regard to the audited financial statements for the year ending 31 December 2018 are available for service charge expenditure but which have not at the date of completion been offset against current service charge;
16.3.2. transfer to the Purchaser all sinking fund monies received or held by or on behalf of the Vendor;
16.3.3. hand over all original books of account, invoices, receipts and records as may relate to the service charge.
16.4. The Purchaser shall, following completion of the Sale, carry out and complete for its own account the contracts entered into by or on behalf of the Vendor in relation to the provision of services to the Subject Property and listed below (the "Contracts") to the extent that same have not been terminated prior thereto and the Purchaser shall indemnify the Vendor against or reimburse the Vendor for any payment required to be made by the Vendor under or in relation to the Contracts for the remainder of the terms of each of the Contracts: -
16.4.1. Gas supply contract with Electric Ireland.
16.4.2. Electricity Supply contract with Electric Ireland.
16.4.3. FM Provider with Accent Solutions.
16.4.4. Phones - Reception / Lift / Broadband contract with Eircom now Eir.
16.4.5. Building Manager Mobile contract with Three (previously O2).
16.4.6. Security contract with ManGuard Plus Limited.
16.4.7. Cleaning contract with Puresafe.
16.4.8. Landscaping contract with SAP Landscapes.
16.4.9. BMS contract with Accent Solutions.
16.4.10. Lift Maintenance contract with Accent Solutions.
16.4.11. Fire Alarm contract with Accent Solutions.
16.4.12. Fire Extinguishers contract with Accent Solutions.
16.4.13. Smoke Ventilation System contract with Accent Solutions.
16.4.14. Access System / Barriers contract with Accent Solutions.
16.4.15. Fall Arrest System contract with Accent Solutions.
16.4.16. Water Treatment contract with Accent Solutions.
16.4.17. Refuse contract with AES Waste Management.
16.4.18. Water contract with Irish Water.
16.4.19. Cleaning Consumables contract with Puresafe.
16.4.20. Window Cleaning contract with Puresafe (Emerald).
16.4.21. Mat Rental contract with Puresafe (Emerald).
16.4.22. Floral Displays contract with Floral Events Limited.
16.4.23. Electrical Repairs contract with Accent Solutions.
16.4.24. Generator Maintenance contract with Accent Solutions.
16.4.25. Roller Shutters with Accent Solutions.
16.4.26. Digital Safety File contract with DFM Systems.

16.4.27. NEC Telephone System contract with Core Communications.
16.4.28. Switchgear Maintenance contract with Accent Solutions.
16.5. Nothing in this Contract shall dis-entitle the Vendor from serving notice of termination of the Contracts or otherwise or from notifying the other parties to the Contracts prior to the date of completion of the Sale that the Vendor has contracted to sell the Subject Property. The Vendor confirms that the Agreement for Management listed at 7.12 of the Documents Schedule will terminate on completion of the Sale.
16.6. The Vendor shall procure completion of the service charge audit for the year ending 31 December 2019 (the "2019 Audit") as soon as reasonably possible following Completion and shall provide a certified copy of the audited service charge account to the Purchaser. Where it is determined following the 2019 Audit that there is a deficit in the service charge account relating to service charge contribution referable to the OPW premises on the 4th / 5th / 6th floors of the Subject Property in respect of the period prior to the OPW becoming liable for service charge under its lease then the Vendor shall make good the amount of that deficit to the Purchaser.
17. EMPLOYEES
17.1. The Purchaser shall purchase on notice of the fact that there is a manager (the "Building Manager") employed as Building Manager at the Subject Property and that the Building Manager is currently employed by the managing agents contracted to manage the Subject Property and not by the Vendor. The Purchaser has been furnished with the employee information for the Building Manager listed in the Documents Schedule and shall raise no further objection, requisition or enquiry with regard to the Building Managers terms of employment.
17.2. To the extent that the transfer of assets contemplated by this Contract constitutes the transfer of a business or part of a business within the meaning of the European Communities (Protection of Employees on Transfer of Undertakings) Regulations, 2003 (SI 131/2003) (as amended) (the “Regulations”), the parties acknowledge that the Purchaser shall have no recourse against the Vendor with respect to any liabilities or obligations arising from the application of the Regulations to this Contract and the Purchaser will indemnify the Vendor against all actions, claims, proceedings, judgements, decrees, orders, awards, demands, losses, costs, damages, liabilities and expenses (in each case on an after tax basis) arising out of or by virtue of the application of the Regulations to this Contract.
18. GOOD ESTATE MANAGEMENT
18.1. Until the Completion Date the Vendor shall continue to manage the Subject Property in all respects diligently in accordance with the principles of good estate management so as to comply with the obligations in that respect contained or referred to in the Occupational Leases.
18.2. Until the Completion Date the Vendor shall consult with the Purchaser on the following matters and provided that the Purchaser is not in default of Completion, the Vendor will not without the consent of the Purchaser (not to be unreasonably withheld or delayed);
18.2.1. agree any variations to the Occupational Leases,
18.2.2. agree any variation in the rent payable pursuant to the Occupational Leases (including any rent review),
18.2.3. forfeit or accept any surrender of the Occupational Leases;

18.2.4. grant or agree to grant any new lease of any part of the Subject Property;
18.2.5. give any licence or consent in respect of any application for which consent is required pursuant to the terms of any of the Occupational Leases; or
18.2.6. approve or carry out any material capital expenditure on the Subject Property, save where the terms of the Occupational Leases require the Vendor to give the consent or approvals or to make the variations/surrenders described at Special Conditions 19.2.1 to 19.2.6 above. The Purchaser will indemnify the Vendor against all actions, claims, proceedings, judgements, decrees, orders, awards, demands, losses, costs, damages, liabilities and expenses arising out of the Purchaser wrongfully refusing or delaying consent to the matters set out at Special Conditions 19.2.1 to 19.2.6 (inclusive). For the avoidance of doubt where the Purchaser is in default of Completion the consent of the Purchaser to the matters set out at Special Conditions 19.2.1 to 19.2.6 shall not be required.
18.3. The Vendor will hand over to the Purchaser on Completion, letters addressed to the Occupational Tenants, notifying them of the change of ownership and informing them that all future rent, insurance contribution and service charge and any other outgoings payable by them should be paid to the Purchaser.
19. CHATTELS
No warranty is given as to the extent of the fixtures and fittings (if any) included in the Sale and no objection, requisition or enquiry shall be raised on account thereof or regarding the ownership of the fixtures and fittings within or on the Subject Property.
20. ENVIRONMENTAL
20.1. For the avoidance of doubt the Vendor gives no warranty that either the Subject Property or any processes carried out thereon now or at any time in the past comply with Environmental Laws. It is a matter for the Purchaser to satisfy itself in relation to all aspects of Environmental Laws insofar as they relate to the Subject Property prior to the Date of Sale. The Purchaser is precluded from making any objection or raising any requisition or enquiry whatsoever in relation to same.
20.2. For the purposes of this Special Condition "Environmental Laws" means all laws (whether criminal, civil or administrative) including common law, statutes, regulations, statutory instruments, directives, bye-laws, orders, codes and judgments having the force of law in Ireland concerning environmental matters and protection of the environment, use of noxious or deleterious materials, contaminants or pollutants and all regulations, bye-laws, orders and codes made thereunder or regulating the use thereof.
21. NO TURN
The Purchaser shall not assign, novate, subsell or otherwise dispose of its interest in the Subject Property or in the Sale. The Vendor shall only be required to execute the Assurance in favour of the Purchaser and not in favour of any other person or body. Notwithstanding the forgoing, or any other provision of this Contract, the Purchaser may assign the benefit of this Contract by way of a security assignment to: (i) any lender(s) to the Purchaser; (ii) any security agent or security trustee acting on behalf of any such lender(s); (iii) any receiver, delegate or agent acting on behalf of any party at (i) and/or (ii); (iv) any successor in title to any party detailed at (i), (ii) any/or (iii); and / or; (v) any successor in title of the Purchaser

22. DOCUMENTS
22.1. Copies of the documents referred to in the Documents Schedule have been made available for inspection to the Purchaser or the Purchaser's solicitors prior to the Date of Sale and the Purchaser, whether availing of such opportunity of inspection or not, shall be deemed to have purchased the Subject Property with full knowledge of the contents of the documents furnished. The Purchaser shall accept such documentation without objection requisition or enquiry and shall not call for any other documents whether appearing by recital or otherwise. Where any document is described in the Documents Schedule as being a "copy" (or any derivative of that expression), that document will be furnished on completion in accordance with its description in the Documents Schedule and the Purchaser shall not seek any further or better copies of any such documents or maps annexed thereto nor shall the Purchaser call for production of the original thereof nor the originals of deeds or occupational letting documentation where the Vendor are in possession only of counterparts or copies thereof nor shall the Purchaser require an explanation for the non-production of the original thereof and the Purchaser shall raise no objection, requisition or enquiry in this regard.
22.2. The Vendor shall close the Data Site for the Sale hosted by William Fry on Completion and shall download the contents of the Data Site onto 4 separate USB sticks and shall deliver those USB sticks to the Purchaser on Completion.
23. DEPOSIT AND COMPLETION
23.1. The Vendor agrees that the deposit herein shall be deposited by the Purchaser with and retained by the Purchaser's Solicitors, A&L Goodbody, on foot of the agreed form undertaking (appended hereto at Appendix 2) to be delivered by A&L Goodbody in favour of the Vendor on the Date of Sale. General Condition 27 is amended accordingly. The Vendor acknowledges that the Purchaser's Solicitors are not acting as stakeholders.
23.2. The period of “twenty-eight days” referred to in General Condition 36 is amended so as to refer to “fourteen days”.
24. CAUTION
The Subject Property is subject to a caution in favour of Northern Trust Fiduciary Services (Ireland) Limited ("NTFSIL"). On completion, the Vendor shall furnish and the Purchaser shall accept a Form 75 duly signed on behalf of NTFSIL confirming its withdrawal of the said application and shall furnish an undertaking on closing to use all reasonable endeavours to deal with all Land Registry queries in relation to registration of the Form 75. The Purchaser shall raise no objection, requisition or enquiry in relation thereto.
25. CAPITAL GAINS TAX
The Vendor confirms that it is an investment undertaking which is exempt from capital gains tax under Section 739C of the Taxes Consolidation Act 1997 and hence qualifies for the exemption under Revenue Statement of Practice 105/15 and 43/16 such that delivery of a CGT clearance certificate is not required for the sale of the Subject Property. The Vendor shall procure a CG50A in the event that the Vendor is unable to confirm in writing on Completion that it remains an investment undertaking in the same terms as in the first sentence of this Special Condition 26.
26. ACKNOWLEDGEMENT AND LIMITED RECOURSE
26.1. For the avoidance of doubt, the Purchaser hereby acknowledges that Hines GREIT II Ireland Fund ICAV is an investment vehicle with variable capital having segregated liability between its sub-funds organised under the laws of Ireland and registered in Ireland. Hines GREIT II Ireland Fund ICAV qualifies and is authorised in Ireland by the Central Bank of Ireland as an Irish Collective Asset Management Vehicle pursuant to the Irish Collective Asset Management Vehicle (ICAV) Act 2015. Hines GREIT II Ireland Fund ICAV is structured as an umbrella collective asset-management vehicle in that the share capital of Hines GREIT II Ireland Fund ICAV may be divided into different share classes with one or more share classes representing a separate sub-fund of Hines GREIT II Ireland Fund ICAV.
27. Notwithstanding any other provision of this Contract, recourse against the Vendor (ie Hines GREIT II Ireland Fund ICAV for and on behalf of its sub-fund Hines GREIT II Bishop Fund) in respect of any claims that may be brought against, suffered or incurred by the Vendor its permitted delegates, servants or agents shall be limited to the assets of the sub-fund Hines GREIT II Bishops Fund and there shall be no recourse to any other assets of Hines GREIT II Ireland Fund ICAV.
28. NOTICES
The address for any notices to be issued or given to the Vendor on foot of the Conditions shall for the purposes of General Condition 45(b)(i) be for the attention of Brian Moran, Director of Hines GREIT II Ireland Fund ICAV, Clanwilliam Court, 1st Floor, Block 2, House, Clanwilliam Place, Dublin 2 with a copy to the Vendor's solicitors and General Conditions 45(b) (ii), (iii) and 45(c) shall not apply in the case of the Vendor.
29. CONFIDENTIALITY
All information furnished to the Purchaser relating to the Sale (other than matters of public record) (the "Confidential Information"), including, without limitation, any and all information provided by the Vendor and/or the Vendor's agents via the data room and any other information provided by the Vendor and/or the Vendor's representatives in relation to the Subject Property:-
29.1.1. shall be treated by the Purchaser as confidential;
29.1.2. shall not be disclosed by the Purchaser to anyone (except the Purchaser's attorneys, lenders, consultants and employees involved in review of the Subject Property and as may be required by law or by any court or administrative order); and
29.1.3. shall, at the written request of the Vendor, be destroyed or returned by the Purchaser to the Vendor unless Completion occurs in accordance with this Contract.
Notwithstanding anything to the contrary contained herein, the Purchaser and its representatives shall be entitled to retain one copy of the Confidential Information to the extent necessary in order to comply with any applicable laws or regulations and shall only be required to use commercially reasonable efforts to return or destroy any materials stored electronically, and the Purchaser and its representatives shall not be required to return or destroy any electronic copy of the Confidential Information created pursuant to their standard electronic backup and archival procedures. The Vendor or its affiliates or any entity advised by the Vendor's affiliates) shall be permitted to disclose in press releases, U.S. Securities and Exchange Commission ("SEC") and other filings with governmental authorities, financial statements and/or other communications such information regarding the transaction contemplated by this Contract and/or the terms of this Contract and any such information relating to the Subject Property as may be necessary or advisable to comply with any applicable federal or state securities laws, rules, or regulations (including SEC rules and regulations), "generally accepted accounting principles," or other accounting rules or procedures or in accordance with Hines Global Income Trust's prior custom, practice, or procedure. Without limiting the foregoing, Hines Global Income Trust may file this Agreement with the SEC after the execution of the same and may file a form "8-K" and/or prospectus supplement to which this Agreement may be attached.
30. DEFECTS
30.1. Under the building contract dated 6 October 2017 (the “Building Contract”) between the Vendor and JSL Group Limited (the “Contractor”) for the design and construction of the Extension, there are 3 defects liability periods that apply in relation to the following parts of the Extension:-
30.1.1. the expired defects liability period in relation to fit out works for ‘Tourism Ireland’ on part of the fourth floor including all new services, partitions, floor coverings, ceilings and all associated finishes and construction of perimeter partitions to leave area to separate the Tourism Ireland demise from the OPW demise (the “A Works”) which expired on 4 October 2019;
30.1.2. defects liability period in relation to the works carried out by the Vendor pursuant to the Agreement for Lease dated 13 March 2019 between (1) the Vendor and (2) The Commissioners of Public Works in Ireland (the “B Works”) which expires on 12 April 2020 (the “B Defects Liability Period”); and
30.1.3. defects liability period in relation all other parts of the Extension not included in the A Works or the B Works (the “C Works”) which expires on 15 November 2020 (the “C Defects Liability Period”),
(each a “Defects Liability Period” and collectively the “Defects Liability Periods”).
30.2. The Vendor hereby undertakes to use all reasonable endeavours in exercising its rights under the Building Contract (but without any requirement to engage in litigation or arbitration) to procure that the Contractor makes good as soon as reasonably practicable:-
30.2.1. those snags ("Snags") in the Subject Property as listed in the two lists at Parts 1 and 2 of Appendix 4 ("Snag List B" and "Snag List C" respectively); and
30.2.2. all defects, shrinkage or other faults which are not now manifest (“Defects”) but which become manifest in any of the B Works or C Works and are notified to the Vendor prior to the expiration of the relevant Defects Liability Period together with any snags, failures or defects which are notified to the Vendor by the OPW pursuant to clause 6.2 of the OPW AFL in accordance with the provisions of clause 6.2 of the OPW AFL (together, “Notified Defects”), which the Contractor is obliged to rectify, remedy or make good under the Building Contract.
30.3. The Vendor hereby authorises and agrees that on the Completion Date the aggregate of the Retention Amounts specified below (the "Retention") shall be deducted by the Purchaser from the Purchase Price and deposited and retained by the Purchaser's Solicitors, A&L Goodbody, on foot of the agreed form undertaking (appended hereto at Appendix 3) (the "A&L Goodbody Undertaking") to be delivered by A&L Goodbody in favour of the Vendor on the Completion Date. The payment of the Retention to the Vendor shall be deferred and paid in accordance with the terms of this Special Condition. The Retention amount shall be allocated as against the Snags set out in Snag List B and Snag List C and / or Notified Defects for the B Works and C Works as follows:

Snag List and Notified Defects	Retention Amount
Snag List B and Notified Defects in the B Works	€371,000 (the "B Retention")
Snag List C and Notified Defects in the C Works	€139,000 (the "C Retention")
30.4. The Purchaser agrees that:
30.4.1. subject to Special Condition 31.5, once the Snags detailed in Snag List B and all Notified Defects in relation to the B Works are remedied, rectified and made good by the Contractor in accordance with the terms of the Building Contract, the B Retention shall be paid by the Purchaser's Solicitor to the Vendor’s Solicitors; and
30.4.2. subject to Special Condition 31.6, once the Snags detailed in Snag List C and all Notified Defects in relation to the C Works are remedied, rectified and made good by the Contractor in accordance with the terms of the Building Contract, the C Retention shall be paid by the Purchaser's Solicitor to the Vendor’s Solicitors.
30.5. The Vendor may by giving not less than ten (10) Working Days' notice in writing to the Purchaser and the Purchaser's Solicitor at any time following the expiration of the B Defects Liability Period call for payment of the B Retention. If the Purchaser notifies the Vendor in writing within the said ten (10) Working Days of receipt of such notice that any of the Snags in Snag List B or any Notified Defects in relation to the B Works have not been corrected, rectified or made good as required in accordance with the Building Contract the Vendor and the Purchaser shall agree the estimated reasonable costs of correcting, rectifying or making good such of the Snags and / or Notified Defects as remain outstanding and the Purchaser's Solicitors shall be entitled to release that amount of the B Retention to the Purchaser and shall release the balance of the B Retention to the Vendor’s Solicitors in accordance with the A&L Goodbody Undertaking. Any dispute as to whether or not any Snag and / or Notified Defect has been properly corrected, rectified or made good or as to the estimated reasonable costs of remedying such Snags and / or Notified Defects shall at the request of either party be referred to the Independent Expert for determination in accordance with the Special Condition 34 below.
30.6. The Vendor may by giving not less than ten (10) Working Days' notice in writing to the Purchaser and the Purchaser's Solicitor at any time following the expiration of the C Defects Liability Period call for payment of the C Retention. If the Purchaser notifies the Vendor in writing within the said ten (10) Working Days of receipt of such notice that any of the Snags in Snag List C or any Notified Defects in relation to the C Works have not been corrected, rectified or made good as required in accordance with the Building Contract the Vendor and the Purchaser shall agree the estimated reasonable costs of correcting, rectifying or making good such of the Snags and / or Notified Defects as remain outstanding and the Purchaser's Solicitors shall be entitled to release that amount of the C Retention to the Purchaser and shall release the balance of the C Retention to the Vendor’s Solicitors in accordance with the A&L Goodbody Undertaking. Any dispute as to whether or not any Snag and / or Notified Defect has been properly corrected, rectified or made good or as to the estimated reasonable costs of remedying such Snags and / or Notified Defects shall at the request of either party be referred to the Independent Expert for determination in accordance with the Special Condition 34 below.
30.7. It is agreed that the aggregate maximum liability of the Vendor howsoever arising pursuant to this Special Condition 31 shall not on any account whatsoever exceed the Retention. The Vendor shall not have any other or further liability to the Purchaser whatsoever for any snags or defects whatsoever in the Subject Property.

31. ENTIRE AGREEMENT
31.1. The Purchaser agrees and accepts that no information, statement, description, quantity or measurement contained in any advertisements or given orally or contained in any brochure, map, plan, letter, report or handout issued by or on behalf of the Vendor or its architects, engineers, solicitors or agents in respect of any of the Subject Property (whether or not in the course of any representation or negotiations leading to the Sale) shall constitute a representation inducing the Purchaser to enter into the Sale or any condition or warranty forming part of the Sale and any information, statement, description, quantity or measurement so given or contained in any such advertisement, brochure, map, plan, letter, report or handout issued by or on behalf of the Vendor, its architects, engineers, solicitors or agents are for illustration purposes only and are not to be taken as matters of fact and that any mistake, omission, inaccuracy or misdescription given orally or in the form of any advertisement, brochure, map, plan, letter, report or handout by or on behalf of the Vendor, its architects, engineers, solicitors or agents (whether or not in the course of any representation or negotiations leading to the Sale) shall not give rise to any right of action, claim or entitlement to compensation against or from the Vendor, its architects, engineers, solicitors or agents, under the Sale or otherwise or any right of rescission or termination. This Contract comprises the entire of the agreement between the Vendor and the Purchaser governing the Sale. Any statement, representation or warranty whatsoever made by the Vendor, its agents or employees during the course of negotiations leading to the Sale which are not herein contained and set forth are hereby treated as having been withdrawn and extinguished and will have no force or effect at law whatsoever. General Condition No 29 shall be read subject to this Special Condition.
31.2. For the avoidance of doubt, Special Condition 32.1 shall not apply to anything contained in, provided for or referred to in this Contract, the documents exhibited in the Documents Schedule, the replies by the Vendor's Solicitors to the pre-contract enquiries raised by the Purchaser's Solicitors or the explanation/ discharge of any acts appearing on searches
32. OFAC / PATRIOT ACT AML AND FCPA
32.1. As of the Date of Sale and through and until the date of completion of the Sale the Purchaser hereby represents and warrants that: (A) neither the Purchaser, (B) nor any of its officers, managers nor directors, (C) nor any direct or indirect owner of 10% or more of the beneficial interests in the Purchaser, (D) nor, to the Purchaser's knowledge, any other beneficial owner of Purchaser:
32.1.1. is listed in the "Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers" (the "OFAC List") published by the United States Office of Foreign Assets Control, as in effect from time to time, and as such list is located on the U.S. Department of Treasury's website: http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx;
32.1.2. is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in Executive Orders issued by the United States government pertaining to the OFAC List (the "U.S. Executive Orders") or, to the Purchaser's knowledge, is otherwise a person, entity or government with whom a United States person is prohibited from transacting business of the type contemplated by this Contract, whether such prohibition arises under United States law, regulation and/or executive orders;
32.1.3. is owned or controlled by, or acts for or on behalf of, any person or entity on the OFAC List or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the U.S. Executive Orders pertaining to the OFAC

List (any person referenced in this provision, or in Special Conditions 33.1.1 and 33.1.2 above, is hereby referred to herein as a "Blocked Person");
32.1.4. has made any bribe or other financial inducement to a public official or governmental employee in the past in connection with the acquisition, financing, operation or otherwise pertaining to the Subject Property in violation of the Foreign Corrupt Practices Act of the United States of America and the rules and regulations promulgated thereunder.
If the Vendor learns that the Purchaser is, becomes, or appears to be a Blocked Person, the Vendor may delay the sale contemplated by this Contract pending its conclusion of its investigation into the matter of the Purchaser's status as a Blocked Person. If the Vendor determines that the Purchaser is or becomes a Blocked Person, the Vendor shall have the absolute right to immediately terminate the Sale and take all other actions necessary, or in the opinion of the Vendor, appropriate to comply with applicable laws regarding such Blocked Person and in which event the Purchaser's Solicitors shall retain the deposit. The provisions of this Special Condition 33 will survive the termination of this Contract.
33. APPOINTMENT OF EXPERT
33.1. The Independent Expert shall be an architect who is a registered member of the Royal Institute of the Architects of Ireland (RIAI) with at least 10 years standing as agreed between the parties and in default of agreement as to the appointment of any such architect within five (5) Business Days then either party shall be entitled to make application to the RIAI for the appointment by the President or acting President for the time being of the RIAI, of an Independent Expert for the purposes of this Agreement.
33.2. Where the parties have provided for the referral of a matter to the Independent Expert for determination, the decision of the Independent Expert shall be final and binding on the parties and the Independent Expert shall be deemed to act as an expert and not as an Arbitrator and his or her fees shall be paid as he or she shall direct.
33.3. The Independent Expert shall use all reasonable endeavours to give his or her decision on the matters in dispute within a period of no more than ten (10) Business Days from the date of the referral of the dispute to the Independent Expert in respect of all disputes so referred, and he or she may seek (orally or in written form) such submissions, evidence and information, and may make such enquiries, as he or she may think necessary for determining the matter before him or her.
33.4. The parties shall facilitate the Independent Expert in having such access as he or she may reasonably require to the Subject Property and in the provision of such documentation or evidence to assist in determining the matter before him or her.
33.5. In the case of each referral to the Independent Expert, the Independent Expert shall direct (as between the Vendor on the one hand and the Purchaser on the other) which party or parties and in what proportion each shall be liable for:
33.5.1. the costs of the reference; and
33.5.2. the reasonable costs, fees and expenses properly incurred and vouched by the other (excluding any VAT thereon) in instructing its professional advisors to engage in and advise that party in relation to such referral provided always that the party claiming the said costs, fees or expenses furnishes to the other party valid invoices therefore no later than one (1) month after the date of determination of such referral by the Independent Expert.

33.6. Either the Vendor or the Purchaser shall be at liberty to pay the entirety of the fees and expenses of the Independent Expert in which event the party so paying shall be entitled to be reimbursed by and to recover from the other on demand and as a debt due, any proportion of the fees paid on behalf of the other party as determined by the Independent Expert.
34. OPW CLAIMS
34.1. Notwithstanding the provisions of Special Conditions 9.7 and 31, and subject always to the Purchaser ensuring that the Vendor and its contractors and licensees are provided with appropriate access to the Subject Property, the Vendor undertakes to the Purchaser to (i) undertake the actions listed under the 'action list' column of the OPW Issues List attached at Appendix 5 (the "OPW Actions") and, where any such action requires repair or making good, in compliance with the requirements set out in clause 4.2 of the OPW AFL, within a period of six (6) months from the Completion Date (the "OPW Actions Completion Date") save to the extent impeded by force majeure (which for this purpose shall include the COVID-19 crisis) (the "Undertaking") and (ii) respond to the OPW by 3 April 2020 enclosing the OPW Issues List together with an undertaking to carry out the OPW Actions, an offer to submit to a dispute resolution by a suitably qualified independent expert (and to abide by his/her award including implementing any measures determined to be necessary) or otherwise the Vendor will commission a report from an independent fire safety consultant to the same end (such response to be in a form approved by the Purchaser acting reasonably) and to provide a copy of such response to the Purchaser as soon as possible after submission thereof to the OPW .
34.2. The Vendor agrees to coordinate the carrying out of the OPW Actions in such manner as the Purchaser may reasonably require into the Purchaser's programme for the carrying out of the Purchaser's fire safety capex works to the Subject Property and with a view to commencing the OPW Actions as soon as reasonably possible following Completion. Any dispute as to whether the Vendor has complied with the Undertaking shall, at the request of either party, be referred to the Independent Expert for determination in accordance with Special Condition 34 below.
34.3. In the event that the Vendor fails to complete the OPW Actions in accordance with the Undertaking prior to the OPW Actions Completion Date and the Independent Expert determines that the Vendor has not complied with the Undertaking the Purchaser may undertake the OPW Actions and the reasonable and vouched direct costs of the Purchaser in so doing shall be paid by the Vendor to the Purchaser strictly provided that such reasonable and vouched direct costs are claimed before the Time Bar (as defined below) and that such costs shall not exceed and shall be included in the Financial Cap (defined below).
34.4. The Vendor agrees generally to use all reasonable endeavours to resolve the OPW Issues List before 1 November 2020 and, if requested by the Purchaser, to use all reasonable endeavours to assist the Purchaser in endeavouring to resolve the OPW Issues List. The Vendor agrees to keep the Purchaser fully informed in relation to the steps to be taken by the Vendor in pursuance of the Undertaking and all communications and correspondence with the OPW arising from or relating to the OPW Issues List and shall invite the Purchaser to attend and participate in any meetings between the Vendor and the OPW (which the Purchaser shall have the option to attend).
34.5. The Vendor hereby indemnifies and shall keep indemnified the Purchaser from and against all losses, actions, costs, damages, injury, claims or demands incurred, sustained or borne by the Purchaser by reason of the failure of the Vendor to comply with the Undertaking and/or arising out of the claims by the OPW in respect of the OPW Issues List (including all fair, reasonable and vouched professional and other costs directly incurred by the Purchaser (provided that in respect of legal costs such costs are taxed and ascertained by a legal costs adjudicator) in connection with any process for confirming compliance with the Undertaking) (the "Indemnity") strictly provided that the maximum aggregate liability of the Vendor pursuant to the Indemnity (including all costs incurred in the defence of any proceedings issued by the OPW as referred to below) and the reasonable and vouched direct costs of complying with the Undertaking shall be €5,000,000 (five million euro) (the "Financial Cap") and the Indemnity and the Undertaking shall absolutely cease and shall not be amenable to any claim or proceeding whatsoever from 31 May 2021 (the "Time Bar") save in respect of bona fide claims submitted in writing to the Vendor prior to that date (including any proceedings issued by the OPW as referred to below which are notified to the Vendor).
34.6. It is agreed between the Vendor and the Purchaser that if proceedings are issued against the Purchaser and/or the Vendor by the OPW in relation to the OPW Issues List before the Time Bar (the "Proceedings"), then the fair, reasonable and vouched costs and expenses incurred by the Purchaser in defending and/or settling the Proceedings (provided that in respect of legal costs such costs are taxed and ascertained by a legal costs adjudicator) and/or any award in the Proceedings shall be borne by the Vendor subject always to and included in the Financial Cap strictly provided that in respect of the Proceedings;
34.6.1. The Purchaser shall defend the Proceedings and all times consult with the Vendor in relation to the Proceedings,
34.6.2. The Purchaser shall continue to defend the Proceedings unless the Vendor consents to a settlement of the Proceedings, and
34.6.3. The Purchaser shall not settle the Proceedings without the consent of the Vendor.
If by the end of May 2021 the Proceedings have not been settled and/or determined without possibility of appeal in Ireland then the Purchaser shall be entitled to take such steps as it may determine in its absolute discretion to achieve a commercially negotiated full and final settlement with the OPW of the Proceedings and all issues arising from or relating to the OPW Issues List including without prejudice to the generality of the forgoing undertaking any remaining works specified on the OPW Issues List and or granting additional rent free and which settlement the Vendor agrees and acknowledges shall be fully covered by the terms of the Indemnity notwithstanding the Time Bar.
34.7. The Vendor hereby authorises and agrees that on the Completion Date the sum of €1,210,221 (the "Rent Retention") shall be deducted by the Purchaser from the Purchase Price and deposited and retained by the Purchaser's Solicitors, A&L Goodbody, on foot of the agreed form undertaking (appended hereto at Appendix 5) (the "A&L Goodbody Rent Undertaking") to be delivered by A&L Goodbody in favour of the Vendor on the Completion Date. The Purchaser shall be entitled to request and the Purchaser's Solicitors shall be entitled to release such amount of the Rent Retention to the Purchaser as shall equate to any amount of rent payable by the OPW which the OPW fails to pay on the date required for payment thereof under its lease (the OPW Lease") . Any payment released from the Rent Retention shall be deemed to be a payment to the Purchaser under the Indemnity and the Purchaser will notify the Vendor as soon as such payment is released. The Vendor shall within ten (10) Working Days of receipt of notice of the Purchaser's recourse to the Rent Retention transfer to the Purchaser's Solicitors any deficiency in the Rent Retention so that there is always at least the sum of €1,210,221 in the Rent Retention during the period when the Indemnity has effect.
34.8. In the event that the Purchaser shall have recourse to the Rent Retention then it agrees that it shall seek to actively engage with the OPW to achieve an understanding of why rent has not been paid with a view to achieving commencement of payment of rent by the OPW pursuant to the OPW Lease. The Purchaser shall keep the Vendor fully informed in relation to the Purchaser's engagement with the OPW and all communications and correspondence with the OPW arising from or relating to the non-payment of rent by the OPW. It is acknowledged and agreed by the Vendor that whilst the Purchaser may in its engagement with the OPW threaten and/or issue proceedings against the OPW, the Purchaser cannot give any commitment to the Vendor that the Purchaser will do so nor can the

Vendor issue proceedings against the OPW for non-payment of rent under the OPW Lease without the express agreement of the Purchaser.
34.9. In the event that the Vendor makes any payment to the Purchaser pursuant to the Undertaking and/or the Indemnity and/or payments are released to the Purchaser pursuant to the Rent Retention which amounts are subsequently recovered by the Purchaser from the OPW the Purchaser shall repay such amounts to the Vendor (less the Purchaser's reasonable and vouched costs attributable to recovering such amounts). During the period when the Indemnity has effect the Purchaser will notify the Vendor as and when rent is received by the Purchaser from the OPW pursuant to the OPW Lease.
34.10. If by the end of May 2021 the OPW Issues List has not been resolved and/or the OPW are in arrears of rent under the OPW Lease then the Purchaser shall be entitled to take such steps as it may determine in its absolute discretion to achieve a commercially negotiated full and final settlement with the OPW of all issues arising from or relating to the OPW Issues List including without prejudice to the generality of the forgoing undertaking any remaining works specified on the OPW Issues List and or granting additional rent free and which settlement the Vendor agrees and acknowledges shall be fully covered by the terms of the Indemnity notwithstanding the Time Bar.
34.11. The Vendor undertakes with the Purchaser (having regard to the Indemnity) that the Vendor shall retain on deposit for the benefit of the sub-fund to which the Sale relates the sum of €5,000,000 (less the aggregate of the initial amount of the Rent Retention and any amounts transferred to the Purchaser's Solicitors from time to time to be held as part of the Rent Retention) over and above all and any other amounts which it is necessary for the Vendor to retain to meet any other financial liabilities of the relevant sub-fund until the arrangements contemplated by this Special Condition 35 have been satisfied and in particular that any amount to which the Purchaser may be entitled has been discharged (the "Deposit"). In pursuance of the forgoing the Vendor shall (i) place the Deposit on deposit with a licensed bank in a separate identifiable account in the name of the Vendor and shall provide written evidence of this to the Purchaser no later than three (3) Working Days following Completion (ii) notify in writing the Depositary of the relevant sub-fund that the Purchaser has entered into this arrangement and shall request an acknowledgement thereof (iii) provide evidence of notification thereof to the Purchaser on completion of the Sale and a copy of any acknowledgement when received and (iv) provide up-to-date bank statements confirming the amount of the Deposit from time to time upon request by the Purchaser. Notwithstanding the forgoing the Vendor may nominate an alternative entity to take over the obligations of the Vendor contained in this Special Condition 35 subject to the Purchaser's approval and the Purchaser shall act reasonably in considering any alternative entity nominated by the Vendor for this purpose.
34.12. The Purchaser agrees and acknowledges that the maximum aggregate amount payable by the Vendor pursuant to this Special Condition 35 is €5,000,000 (five million euro) plus any costs incurred by the Vendor in complying with the Undertaking which are not reasonable and vouched direct costs.

NON-TITLE INFORMATION

Query	Reply		(Please tick and / or insert comments as appropriate)
	YES	NO	COMMENT
1. SERVICES
1.1. How is the Subject Property serviced as to: 1.1.1. drainage; 1.1.2. water supply; 1.1.3. electricity; 1.1.4. gas; and 1.1.5. otherwise.
1.2. Have the services (including roads, lanes, footpaths, sewers and drains) abutting or servicing the Subject Property been taken over by the Local Authority?
Will a letter from the Local Authority or a solicitor's certificate to vouch the position be furnished on or before closing?
If services are not in charge, are there appropriate easements and indemnities in existence?

1.3. Is the Subject Property serviced by: 1.3.1. septic tank; or, 1.3.2. private drainage scheme.
1.4. Is the Subject Property serviced for television and if so is it by;
1.4.1. Cable TV;
1.4.2. Satellite Dish;
1.4.3. MMDF;
1.4.4. TV aerial owned by Vendor; or
1.4.5. TV aerial owned by another.
If 1.4.2 or 1.4.4 applies, will it be included in the Purchase Price?

1.5. Is there a telephone line to be supplied with the Subject Property?
1.6. Is there an ISDN line to be supplied with the Subject Property?
2. CONTENTS
2.1. Are there any contents included in the Purchase Price? If so, give Vendor's estimate of value.			€

Query	Reply	(Please tick and / or insert comments as appropriate)
2.2. Are there any fixtures, fittings or chattels included in this Sale which are the subject of any Lease, Rent, Hire Purchase Agreement or Chattel Mortgage?
If so, furnish now the Agreement and on closing proof of payment to date or discharge thereof.

3. OUTGOINGS
3.1. What is the Rateable Valuation of: 3.1.1. Lands; 3.1.2. Buildings.		€ €
3.2. Give particulars of any other periodic or annual charge which affects the Subject Property or any part of it.
3.3. Is the Vendor or any predecessor in title liable for any payments under the Local Government (Charges) Act 2009 in respect of the Subject Property?
If so, a letter of clearance from the local authority confirming no outstanding payment will be required on closing.
If not, please state why not.

4. BUILDING ENERGY RATING ("BER")
Furnish a copy of a valid BER certificate and related advisory report in respect of the Subject Property.

Appendix 1
Map showing part of the public pavement within the title boundary

Appendix 2
Deposit Undertaking of A&L Goodbody

Appendix 3
Retention Undertaking of A&L Goodbody

Appendix 4
Part 1
Snag List B

Appendix 4
Part 2
Snag List C

Appendix 5
Rent Retention Undertaking